Shareholder Meeting Results
 (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:
	             Votes	             Votes
	             for	             witheld
Liaquat Ahamed	     5,415,154,963 	     14,207,845
Ravi Akhoury	     5,415,184,974 	     14,177,833
Barbara M. Baumann   5,415,851,291 	     13,511,517
Jameson A. Baxter    5,415,767,570 	     13,595,238
Charles B. Curtis    5,415,854,394 	     13,508,413
Robert J. Darretta   5,416,022,043 	     13,340,765
Katinka Domotorffy   5,415,419,173 	     13,943,635
John A. Hill	     5,415,885,634 	     13,477,174
Paul L. Joskow	     5,416,010,424 	     13,352,383
Kenneth R. Leibler   5,415,817,292 	     13,545,516
Robert E. Patterson  5,415,985,292 	     13,377,516
George Putnam, III   5,415,959,400 	     13,403,408
Robert L. Reynolds   5,416,108,530 	     13,254,278
W. Thomas Stephens   5,415,918,406 	     13,444,402





A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes	   	Votes		Abstentions 	Broker
for	   	against		     		non-votes
674,219    	8,081       	14,962          363,878

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes	    	Votes	   	Abstentions	Broker
for	    	against	            		non-votes
5,234,359,081   33,570,449 	18,267,087   	143,166,192

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments was approved as follows:

Votes		Votes		Abstentions	 Broker
for		against		  		 non-votes
674,587    	5,445      	17,230        	 363,878

All tabulations are rounded to the nearest whole number.